Exhibit 5.1

March 10, 2017

CNX Coal Resources LP

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

CNX Coal Resources LP

CNX Coal Finance Corp.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CNX Coal Resources LP, a Delaware limited partnership (the “Partnership”), CNX Coal Finance Corp., a Delaware corporation and wholly-owned subsidiary of the Partnership (the “Finance Corp.” and, together with the Partnership, the “Debt Issuers”), CNX Operating LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (the “Operating LLC”), and CNX Thermal Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (the “Holdings LLC” and, together with the Operating LLC, the “Guarantors” and, collectively with the Debt Issuers and the Operating LLC, the “Registrants”), in connection with the Registration Statement on Form S-3 (Registration No. 333-215962) initially filed on February 8, 2017 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) by the Partnership and the Partnership’s subsidiaries that are co-registrants. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement.

The Registration Statement is being filed in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain (i) common units representing limited partner interests in the Partnership (the “Common Units”), (ii) preferred units representing limited partner interests in the Partnership (the “Preferred Units”), (iii) debt securities issued by one or more of the Debt Issuers, which may either be senior or subordinated in right of payment, and may be issued in one or more series (collectively, the “Debt Securities”), and (iv) guarantees (the “Guarantees”) with respect to the Debt Securities issued by some or all of the Guarantors (the Common Units, the Preferred Units, the Debt Securities, and the Guarantees, collectively, the “Securities”), at an aggregate initial offering price not to exceed $750,000,000.

The Registration Statement also is being filed to register under the Securities Act (i) up to 6,538,438 common units representing limited partner interests in the Partnership held by the selling unitholders identified in the Registration Statement (the “Selling Unitholder Outstanding Common Units”), (ii) up to 3,956,496 preferred units representing limited partner interests in the Partnership and designated the “Series A Preferred Units” held by a selling unitholder identified in the Registration Statement (the “Selling Unitholder Preferred Units”), and (ii) up to 3,956,496 common units representing limited partner interests in the Partnership, to be issued upon conversion of the Selling Unitholder Preferred Units, held by a selling unitholder identified in the Registration Statement (the “Conversion Common Units” and, together with the Selling Unitholder Outstanding Common Units, the “Selling Unitholder Common Units” and, collectively with the Selling Unitholder Outstanding Common Units and Selling Unitholder Preferred Units, the “Selling Unitholder Units”).

The Securities and the Selling Unitholder Units are described in the Registration Statement. We understand that the Debt Securities described in the Registration Statement (i) will be issued pursuant to (x) an indenture, relating to the issuance of senior debt securities by the Partnership and the Finance Corp., if applicable, proposed to be entered into among the Partnership, the Finance Corp., the Guarantors, and a financial institution to be named therein as trustee (the “Senior Trustee”), the form of which is filed as an exhibit to the Registration Statement (the “Base Senior Indenture”), and which may be supplemented from time to time by supplemental indentures (the “Senior Supplemental Indentures”), to be entered into among the Partnership, the Finance Corp., if applicable, the Guarantors, if applicable, and the Senior Trustee (the Base Senior Indenture, as supplemented by any applicable Senior Supplemental Indenture, the “Senior Indenture”) or (y) an indenture, relating to the issuance of subordinated debt securities by the Partnership and the Finance Corp., if applicable, proposed to be entered into among the Partnership, the Finance Corp., the Guarantors, and a financial institution to be named therein as trustee (the “Subordinated Trustee” and, together with the Senior Trustee, each a “Trustee”), the form of which is filed as an exhibit to the Registration Statement (the “Base Subordinated Indenture” and, together with the Base Senior Indenture, the “Base Indentures”), which may be supplemented from time to time by supplemental indentures (the “Subordinated Supplemental Indentures” and, together with the Senior Supplemental Indentures, the “Supplemental Indentures”), to be entered into among the Partnership, the Finance Corp., if applicable, the Guarantors, if applicable, and the Subordinated Trustee (the Base Subordinated Indenture, as supplemented by any applicable Subordinated Supplemental Indentures, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), and (ii) may be, as to the Partnership’s and the Finance Corp’s, as applicable, obligations thereunder, fully and unconditionally guaranteed (the “Guarantees”) pursuant to the applicable Indenture by any one or more of the Guarantors.

As used herein, the Indentures are referred to, collectively, as the “Subject Documents.”

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)    the Registration Statement, including the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Partnership with the SEC; and

(b)    the preliminary prospectus contained in the Registration Statement (the “Prospectus”).

In addition we have examined and relied upon the following:

(i)	a certificate from the Secretary of CNX Coal Resources GP LLC (the “General Partner”), the general partner of the Partnership, certifying as to (A) true and correct copies of the Certificate of Limited Partnership and the Second Amended and Restated Partnership Agreement of Limited Partnership of the Partnership (the “Partnership Agreement” and, together with the Certificate of Limited Partnership, “Partnership Documents”), in each case as amended to date; (B) true and correct copies of the Certificate of Formation and the Limited Liability Company Agreement of the General Partner (collectively, the “GP Documents”), in each case as amended to date, (C) the resolutions of the Board of Directors (the “Board”) of the General Partner, authorizing (1) the filing of the Registration Statement by the Registrants, (2) the guarantee of the Debt Securities by the Guarantors, and (3) the issuance of the Securities by the Partnership and the Finance Corp., as applicable, subject to (x) in the case of each issuance of Securities, a specific further authorization for the issuance, execution, delivery and performance by proper action of the Board (the “Authorizing Resolutions”) with respect to such Securities and (y) the other qualifications set forth therein, (D) the resolutions of the Board authorizing the issuance of the Selling Unitholder Outstanding Common Units by the Partnership to the selling unitholders identified in the Registration Statement (the “Selling Unitholder Outstanding Common Units Resolutions”), (E) that the terms of the Selling Unitholder Outstanding Common Units conform to the terms set forth in the Selling Unitholder Outstanding Common Units Resolutions; (F) that the Partnership received consideration for the Selling Unitholder Outstanding Common Units and that such consideration per unit of the Selling Unitholder Outstanding Common Units was not less than the amount specified in the Selling Unitholder Outstanding Common Units Resolutions; (G) the resolutions of the Board authorizing the issuance of the Selling Unitholder Preferred Units by the Partnership to the selling unitholder identified in the Registration Statement (the “Selling Unitholder Preferred Units Resolutions”); (H) that the terms of the Selling Unitholder Preferred Units conform to the terms set forth in the Selling Unitholder Preferred Units Resolutions; and (I) that the Partnership received consideration for the Selling Unitholder Preferred Units and that such consideration per unit of the Selling Unitholder Preferred Units was not less than the amount specified in the Selling Unitholder Preferred Units Resolutions.

(ii)	a certificate from the Secretary of the Finance Corp. certifying as to true and correct copies of (A) the Certificate of Incorporation and the Bylaws of the Finance Corp. (collectively, the “Finance Corp. Documents”), in each case as amended to date, and (B) the unanimous written consent of the board of directors of the Finance Corp. authorizing the filing of the Registration Statement by the Finance Corp. and the issuance of Debt Securities by the Finance Corp., subject to (x) in the case of each issuance of Securities, a specific further authorization for the issuance, execution, delivery and performance by proper action of the board of directors of the Finance Corp. (the “Finance Corp. Authorizing Resolutions”) with respect to such Securities and (y) the other qualifications set forth therein;

(iii)	a certificate from the Secretary of the Operating LLC certifying as to true and correct copies of the Certificate of Formation and the Limited Liability Company Agreement of the Operating LLC (collectively, the “Operating LLC Documents”), in each case as amended to date;

(iv)	a certificate from the Secretary of the Holdings LLC certifying as to true and correct copies of the Certificate of Formation and the Limited Liability Company Agreement of the Holdings LLC (collectively, the “Holdings LLC Documents”), in each case as amended to date;

(v)	the forms of Base Indentures filed as exhibits to the Registration Statement;

(vi)	a certificate dated March 10, 2017 issued by the Secretary of State of the State of Delaware, attesting to the due formation and good standing of the Partnership in the State of Delaware (the “Partnership Status Certificate”);

(vii)	a certificate dated March 10, 2017 issued by the Secretary of State of the State of Delaware, attesting to the due incorporation and good standing of the Finance Corp. in the State of Delaware (the “Finance Corp. Status Certificate”);

(viii)	a certificate dated March 10, 2017 issued by the Secretary of State of the State of Delaware, attesting to the due formation and good standing of the Operating LLC (the “Operating LLC Status Certificate”);

(ix)	a certificate dated March 10, 2017 issued by the Secretary of State of the State of Delaware, attesting to the due formation and good standing of the Holdings LLC (the “Holdings LLC Status Certificate”); and

(x)	originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the federal law of the United States, the law of the State of New York, and the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”).

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)    Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the General Partner, the Partnership, the Finance Corp., the Guarantors or authorized representatives thereof, (ii) representations of the Partnership, the Finance Corp. and the Guarantors set forth in the Subject Documents (if any) and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)    Signatures. The signatures of individuals who will sign the Subject Documents are genuine.

(c)    Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete, and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d)    Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are or will be, as of the date the Subject Documents are executed and delivered, validly existing and in good standing in their respective jurisdictions of formation, except that no such assumption is made as to the Partnership, the Finance Corp. or the Guarantors as of the date hereof. All parties to the Subject Documents will have, as of the date the Subject Documents are executed and delivered, the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder. All individuals who will sign each Subject Document will have, as of the date such Subject Document is executed and delivered, the legal capacity to execute such Subject Document.

(e)    Authorization, Execution and Delivery of the Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been or will be, as of the date the Subject Documents are executed and delivered, duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and will be, as of the date the Subject Documents are executed and delivered, duly executed and delivered by such parties, except that no such assumption is made as to the Partnership, the Finance Corp., or the Guarantors.

(f)    Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder will be, as of the date the Subject Documents are executed and delivered, valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Partnership, the Finance Corp. or the Guarantors.

(g)    Form and Governing Law of Certain Documents. Each Supplemental Indenture will be consistent with the form required by the Base Indenture. The Base Indentures and each Supplemental Indenture will be governed by the laws of the State of New York.

(h)    Noncontravention. Neither the issuance of the Debt Securities by the Partnership or the Finance Corp., the issuance of the Guarantees by the Guarantors, the execution and delivery of the Subject Documents by any party thereto, nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating or limited liability company agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made as to the Partnership as to its Partnership Documents as of the date hereof, as to the Finance Corp. as to the Finance Corp. Documents, as to the Operating LLC as to the Operating LLC Documents or as to the Holdings LLC as to the Holdings LLC Documents, (ii) any law or regulation of any jurisdiction applicable to any such party except that no such assumption is made as to the Partnership, the Finance Corp., or the Guarantors as to any Applicable Law as of the date hereof, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made as to the Partnership, the Finance Corp., or the Guarantors as to the Subject Documents as of the date hereof.

(i)    Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Securities by the Partnership, the Finance Corp., or the Guarantors, or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Partnership, the Finance Corp. or the Guarantors as of the date hereof.

(j)    Registration; Trust Indenture Act. The Registration Statement shall have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and the Indenture will be qualified under the Trust Indenture Act of 1939.

(k)    No Mutual Mistake, Amendments, etc. There has not been, and will not be, as of the date the Subject Documents are executed and delivered, any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Securities or the Selling Unitholder Units, as contemplated by the Registration Statement, Prospectus, and any supplements to the Prospectus.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.    Organizational Status. The Partnership is a validly existing limited partnership under the laws of the State of Delaware; the Finance Corp. is a validly existing corporation under the laws of the State of Delaware; and each of the General Partner and the Guarantors is a validly existing limited liability company under the laws of the State of Delaware.

2.    Power and Authority. The Partnership has the limited partnership power and authority to issue the Securities, other than the Guarantees to be issued by the Guarantors, and each of the Operating LLC and the Holdings LLC has the limited liability company power and authority to issue the Guarantees. The Finance Corp. has the corporate power and authority to issue the Debt Securities.

3.    Debt Securities. With respect to any Debt Securities to be issued by the Partnership or the Finance Corp. and any related Guarantees to be issued by the Guarantors, when (a) Authorizing Resolutions and Finance Corp. Authorizing Resolutions, where applicable, with respect to such Debt Securities have been adopted, (b) authorizing resolutions with respect to such Guarantees have been adopted by any Guarantors (the “Guarantors’ Authorizing Resolutions”), (c) the terms of such Debt Securities and any Guarantees and for their issuance and sale have been established in conformity with such Authorizing Resolutions, Finance Corp. Authorizing Resolutions, Guarantors’ Authorizing Resolutions, if applicable, and the applicable Indenture, (d) such Debt Securities and any Guarantees have been issued and sold as contemplated by the Registration Statement, the Prospectus and the applicable supplement to such Prospectus, (e) the Partnership and/or the Finance Corp., as applicable, has received the consideration provided for in the applicable supplement to the Prospectus and any applicable definitive purchase, underwriting or similar agreement, and (f) such Debt Securities have been authenticated in accordance with the provisions of the Indenture, such Debt Securities and any Guarantees will constitute the valid and binding obligations of the Partnership and the Finance Corp., if applicable, and any Guarantors, if applicable, enforceable against the Partnership, the Finance Corp., if applicable, and the Guarantors, if applicable, in accordance with their terms, under the laws of the State of New York.

4.    Common Units. With respect to any Common Units, when (a) Authorizing Resolutions with respect to such Common Units have been adopted, (b) the terms of the offering thereof have been established in conformity with such Authorizing Resolutions, (c) such Common Units have been issued and sold as contemplated by the Registration Statement, the Prospectus and the applicable supplement to such Prospectus, (d) the Partnership has received the consideration provided for in the applicable supplement to the Prospectus and any applicable definitive purchase, underwriting or similar agreement, and (e) such consideration per Common Unit is not less than the amount specified in the applicable Authorizing Resolutions, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the DRULPA and as described in the Prospectus and the applicable supplement to the Prospectus).

5.    Preferred Units. With respect to any Preferred Units, when (a) Authorizing Resolutions with respect to such Preferred Units have been adopted, (b) the terms of such Preferred Units and for their issuance and sale have been established in conformity with such Authorizing Resolutions, (c) such Preferred Units have been issued and sold as contemplated by the Registration Statement, the Prospectus and the applicable supplement to such Prospectus, (d) the Partnership has received the consideration provided for in the applicable supplement to the Prospectus and any applicable definitive purchase, underwriting or similar agreement and the applicable amendment to the Partnership Agreement providing for the designation and issuance of such Preferred Units so authorized and approved by the applicable Authorizing Resolutions, and (e) such consideration per Preferred Unit is not less than the amount specified in the applicable Authorizing Resolutions and the Partnership Agreement, such Preferred Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the DRULPA and as described in the Prospectus and the applicable supplement to the Prospectus).

6.    Selling Unitholder Outstanding Common Units. The Selling Unitholder Outstanding Common Units have been validly issued, fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the DRULPA).

7.    Conversion Common Units. The Conversion Common Units, when issued and delivered as described in the Registration Statement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the DRULPA).

8.    Selling Unitholder Preferred Units. The Selling Unitholder Preferred Units have been validly issued, fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the DRULPA).

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a)    Indemnification and Change of Control. The enforceability of any agreement of the Partnership, the Finance Corp. or any Guarantor as may be included in the terms of any Subject Documents relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Partnership, the Finance Corp. or the Guarantors, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b)    Jurisdiction, Venue, etc. The enforceability of any agreement of the Partnership, the Finance Corp. or any Guarantor in any Subject Document to submit to the jurisdiction of any specific federal or state court, to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Partnership regarding the choice of law governing any Subject Document other than enforceability in a court of the State of New York or in a federal court sitting in New York and applying New York law to any such agreement that the laws of the State of New York shall govern the Subject Document.

(c)    Remedies. The enforceability of any provision in any Subject Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a)    Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b)    Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)    Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

(d)    Unenforceability of Certain Provisions. Provisions contained in the Securities or the Subject Documents which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any of the Securities or the Subject Documents invalid as a whole.

(e)    Choice of New York Law and Forum. To the extent that any of our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon New York General Obligations Law Sections 5-1401 and 5-1402 and Rule 327(b) of the New York Civil Practice

Law and Rules and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

(f)    Currency Conversion. We advise you that a judgment for money relating to any obligation under a Security or a Subject Document denominated in a currency other than United States dollars ordinarily would be rendered or enforced only in United States dollars by a court of the State of New York or a United States court sitting in the State of New York and applying New York law. The method used to determine the rate of conversion of a foreign currency into United States dollars will depend on various factors.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the effective date of the Registration Statement. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP